Exhibit 99.1

Genworth Financial Announces Third Quarter 2023 Results

Net Income of $29 Million and Adjusted Operating Income of $42 Million

•	Enact segment adjusted operating income of $134M; PMIERs[1] sufficiency ratio of 162%[2]

•	LTC adjusted operating loss of $71M; Life and Annuities adjusted operating loss of $3M

•

Continued progress on Long-Term Care Insurance (LTC) multi-year rate action plan, with $83M of gross incremental premium approved in third quarter and approximately $25B net present value achieved from in-force rate actions (IFAs) since 2012

•	U.S. life insurance companies’ statutory pre-tax income[3] of $30M2 and RBC[4] ratio of 291%[2]

•	Executed $80M in share repurchases in the quarter; $334M in total executed through October 2023 at an average price of $5.24 per share, approximately 451M shares outstanding

•	Successful completion of consent solicitation for 2034 Senior Notes providing greater financial flexibility

•	Genworth holding company cash and liquid assets of $232M at quarter-end

Richmond, VA (November 8, 2023) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended September 30, 2023.

“I am very pleased with Enact’s continued strong financial performance, and as expected, we experienced volatility in our LTC results due to the required liability remeasurement,” said Tom McInerney, President & CEO. “Genworth continues to execute on its strategy to maximize shareholder value, with capital returns from Enact fueling our share repurchase program, investments in growth, and opportunistic debt reduction.”

Consolidated Metrics (Amounts in millions, except per share data)	Q3 2023	Q2 2023	Q3 2022
Net income[5]	$29	$137	$136
Earnings per diluted share[5]	$0.06	$0.29	$0.27
Adjusted operating income5,[6]	$42	$85	$158
Adjusted operating income per diluted share[5,6]	$0.09	$0.18	$0.31
Weighted-average diluted shares	466.0	478.1	509.3

[1]	Private Mortgage Insurer Eligibility Requirements.
[2]	Company estimate for the third quarter of 2023 due to timing of the preparation of the filing(s).
[3]

Net gain from operations before dividends to policyholders, refunds to members and federal income taxes for Genworth Life Insurance Company (GLIC), Genworth Life and Annuity Insurance Company (GLAIC) and Genworth Life Insurance Company of New York (GLICNY), and before realized capital gains or (losses).

[4]	Risk-based capital ratio based on company action level for GLIC consolidated.
[5]	All references reflect amounts available to Genworth’s common stockholders excluding noncontrolling interests.
[6]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Consolidated GAAP Financial Highlights

•	Net income was driven by Enact, which had strong operating performance resulting from strong loss performance and increased net investment income

•

Net investment losses, net of taxes and other adjustments, decreased net income by $34 million in the current quarter, compared with $46 million in the prior year. The investment losses in the current quarter were driven primarily from derivatives, mark-to-market on equity securities and net trading losses

•	Adjusted operating income reflects Enact’s strong operating performance, partially offset by losses in LTC, Corporate and Other and Life and Annuities

•

Net investment income was $801 million in the quarter, down from $808 million in the prior year as lower income from U.S. Government Treasury Inflation-Protected Securities (TIPS) and lower asset levels were mostly offset by higher investment yields

Enact

GAAP Operating Metrics (Dollar amounts in millions)	Q3 2023	Q2 2023	Q3 2022
Adjusted operating income[7]	$134	$146	$156
Primary new insurance written	$14,391	$15,083	$15,069
Loss ratio	7%	(2)%	(17)%

•

Adjusted operating income reflected a favorable pre-tax reserve release of $55 million, primarily from cure performance on delinquencies from 2022 and earlier, including COVID-19 related delinquencies. The prior quarter and prior year included favorable pre-tax reserves releases of $63 million and $80 million, respectively, primarily related to cures on COVID-19 delinquencies

•	Net investment income was $55 million pre-tax in the current quarter, up from $39 million pre-tax in the prior year from rising interest rates and higher average invested assets

•	Primary insurance in-force increased eight percent versus the prior year to $262 billion, driven by new insurance written (NIW) and continued elevated persistency

•	Primary NIW was down four percent versus the prior year and five percent versus the prior quarter primarily from lower originations as a result of elevated interest rates

•	New delinquencies increased 22 percent to 11,107 from 9,121 in the prior year, primarily from the aging of large, new books

[7]	Reflects Genworth’s ownership excluding noncontrolling interests of $31 million, $31 million and $35 million in the third and second quarters of 2023 and third quarter of 2022, respectively.

Capital Metric	Q3 2023	Q2 2023	Q3 2022
PMIERs Sufficiency Ratio2,[8]	162%	162%	174%

•	Enact paid a quarterly dividend of $0.16 per share in the current quarter

•	Estimated PMIERs sufficiency ratio was 162 percent, flat to prior quarter and $2,017 million above requirements

•	Announced a special cash dividend of $113 million and a quarterly dividend of $26 million, Genworth share will be $92 million and $21 million, respectively

Long-Term Care Insurance

GAAP Operating Metrics (Amounts in millions)	Q3 2023	Q2 2023	Q3 2022
Adjusted operating income (loss)	$(71)	$(43)	$26
Premiums	$621	$611	$637
Net investment income	$482	$470	$497
Liability remeasurement gains (losses)	$(104)	$(61)	$(3)
Cash flow assumption updates	6	24	10
Actual to expected experience	(110)	(85)	(13)

•	Premiums related to IFAs of $253 million pre-tax, up $11 million versus the prior year

•

Net investment income driven primarily by limited partnership income, which was up versus the prior quarter and down versus the prior year and TIPS income, which was lower than the prior quarter and prior year

•

Current quarter results reflected a liability remeasurement loss of $104 million pre-tax, $(0.17) after-tax per diluted share. The unfavorable actual experience versus best estimate liability assumptions of $110 million pre-tax was primarily on unprofitable, capped cohorts driven by legal settlement timing impacts, higher claims as the blocks age, and lower terminations

•	Results in the prior year included a $16 million after-tax accrual related to legal settlements

Life and Annuities

GAAP Adjusted Operating Income (Loss) (Amounts in millions)	Q3 2023	Q2 2023	Q3 2022
Life Insurance	$(25)	$(17)	$(28)
Fixed Annuities	$17	$10	$15
Variable Annuities	$5	$9	$7
Total Life and Annuities	$(3)	$2	$(6)

[8]	The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs.

Life Insurance

•	Life results improved from prior year with favorable mortality, partially offset by $9 million after-tax impact from a voluntary recapture of previously ceded reinsurance in the current quarter

•	Deferred acquisition costs amortization expense was lower, primarily driven by lower lapses and block runoff

Annuities

•	Fixed annuities results included favorable fixed payout annuity mortality and lower net spreads primarily related to block runoff

•	Variable annuities reported lower adjusted operating income with unfavorable mortality versus the prior quarter and lower fee income versus the prior year primarily related to block runoff

U.S. Life Insurance Companies Statutory Results and RBC

(Dollar amounts in millions)	Q3 2023	Q2 2023	Q3 2022
Statutory Pre-Tax Income (Loss)2,[9]	$30	$63	$59
Long-Term Care Insurance	21	(71)	50
Life Insurance	(40)	26	(18)
Fixed Annuities	32	14	28
Variable Annuities	17	94	(1)
GLIC Consolidated RBC Ratio[2]	291%	293%	286%

•	Statutory pre-tax income estimated at $30 million for the current quarter, driven by:

•

LTC, which continues to benefit from premium increases and benefit reductions from IFAs, including more favorable impacts from reserve releases related to legal settlements and higher terminations compared to the prior quarter

•	Life insurance results included $45 million of pre-tax unfavorable impacts from recaptures of previously ceded reinsurance, primarily related to the liquidation of Scottish Re

•	Fixed annuities mortality was favorable, partially offset by lower net spread income

•	Variable annuity reserves impacts from equity market and interest rate movements was less favorable than the prior quarter

•	The U.S life insurance companies estimate current quarter RBC to be 291 percent, down slightly from the prior quarter

Corporate and Other

•

The current quarter adjusted operating loss of $18 million was lower versus the prior quarter’s loss of $20 million, primarily due to higher tax benefits, and flat to the prior year’s loss of $18 million

[9]	Genworth’s principal U.S. life insurance companies: GLIC, GLAIC and GLICNY.

Holding Company Cash and Liquid Assets

(Amounts in millions)	Q3 2023	Q2 2023	Q3 2022
Holding Company Cash and Liquid Assets[10],[11]	$232	$222	$145

•	Cash and liquid assets of $232 million remained above the company’s cash target of two-times annual debt service

•

Cash inflows during the current quarter consisted of $59 million from intercompany tax payments and $26 million from Enact capital returns, which included a $21 million quarterly dividend and $5 million in share repurchase proceeds

•	Current quarter cash outflows included $80 million in share repurchases and $11 million related to debt servicing costs

Returns to Shareholders

•

In the third quarter of 2023, the company repurchased $80 million of its common stock at an average price of $5.69 per share. Subsequently, in October 2023, the company repurchased an additional $10 million of its common stock at an average price of $5.82

•	Approximately 451 million shares outstanding as of October 31, 2023

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 company focused on empowering families to navigate the aging journey with confidence, now and in the future. Headquartered in Richmond, Virginia, Genworth provides guidance, products, and services that help people understand their caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

[10]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[11]	Genworth Holdings, Inc. held no short-term investments or U.S. government securities as of September 30, 2023, June 30, 2023 and September 30, 2022.

Conference Call Information

Investors are encouraged to read this press release, summary presentation and financial supplement which are now posted on the company’s website, http://investor.genworth.com.

Genworth will conduct a conference call on November 9, 2023 at 9:00 a.m. (ET) to discuss its third quarter results, which will be accessible via:

•	Telephone: 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 5935361; or

•	Webcast: https://investor.genworth.com/news-events/ir-calendar

Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.

Contact Information:

Investors:	Brian Johnson InvestorInfo@genworth.com

Media:	Amy Rein Amy.Rein@genworth.com

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The company’s President and Chief Executive Officer (Principal Executive Officer), who serves as the chief operating decision maker, evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. The company excludes net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating performance.

While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) or net income (loss) per share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Changes in fair value of market risk benefits and associated hedges are adjusted to exclude changes in reserves, attributed fees and benefit payments.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended September 30, 2023 and 2022, as well as the three months ended June 30, 2023 and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

Long-Duration Targeted Improvements

On January 1, 2023, the company adopted new GAAP accounting guidance that significantly changed the recognition and measurement of long-duration insurance contracts, commonly known as LDTI. This accounting guidance impacted the company’s LTC, life insurance and annuity products and was applied as of January 1, 2021. While the new guidance has had a significant impact on existing GAAP financial statements and disclosures, it does not impact the cash flows or underlying economics of the business, business strategy, statutory net income (loss) or RBC of the U.S. life insurance companies, and it does not have an impact on the Enact segment, Corporate and Other or management of capital. All prior period information herein has been re-presented to reflect the adoption of LDTI.

All financial information in this press release is based on the company’s implementation of LDTI and is currently unaudited. It is possible that the final audited financial results may differ, perhaps materially, from the information included in this press release.

Statutory Accounting Data

The company presents certain supplemental statutory data for GLIC and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and GAAP, the values for assets, liabilities and equity, and the recognition of income and expenses, reflected in financial statements prepared in accordance with GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to, or used in lieu of, GAAP.

This supplemental statutory data includes company action level RBC ratios for GLIC and its consolidating life insurance subsidiaries as well as combined statutory pre-tax earnings from the principal U.S. life insurance companies, GLIC, GLAIC and GLICNY. Statutory pre-tax earnings represent the net gain from operations, including the impact from in-force rate actions, before dividends to policyholders, refunds to members and federal income taxes and before realized capital gains or (losses). Management uses and provides this supplemental statutory data because it believes it provides a useful measure of, among other things, statutory pre-tax earnings and the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance companies with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative amount of rate action benefits required for the company’s long-term care insurance business to achieve economic break-even status; future financial performance and condition of the company’s businesses; liquidity and future strategic investments, including new senior care services and products; future business and financial performance of CareScout LLC (CareScout); as well as statements the company makes regarding the potential of a recession.

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:

•	the company’s inability to successfully execute its strategic plans;

•

the company’s failure to achieve economic break-even on or stabilize its legacy long-term care insurance in-force block, including as a result of the inability to achieve desired levels of in-force rate actions and/or the timing of its future premium rate increases and associated benefit reductions taking longer to achieve than originally assumed; other regulatory actions negatively impacting the company’s life insurance businesses and/or the inability to establish new long-term care insurance business;

•

inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with quarterly, annual or other reviews, including reviews the company expects to complete and carry out in the fourth quarter of 2023);

•	the impact on holding company liquidity caused by an inability to receive dividends or any other returns of capital from Enact Holdings, and limited sources of capital and financing;

•

adverse changes to the structure, or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;

•

changes in economic, market and political conditions including as a result of high inflation, labor shortages, displacements related to the coronavirus pandemic (COVID-19) and elevated interest rates, including actions taken by the U.S. Federal Reserve to increase interest rates to combat inflation and slow economic growth, which could heighten the risk of a future recession; unanticipated financial events such as closures and disruptions experienced by the banking sector, which could lead to market-wide liquidity problems and other significant market disruption resulting in losses, defaults or credit rating downgrades of other financial institutions; deterioration in economic conditions, a recession or a decline in home prices, all of which could be driven by many potential factors, including inflation, may adversely affect Enact Holdings’ loss experience and/or business levels; political and economic instability or changes in government policies, and fluctuations in international securities markets;

•

rating downgrades or potential downgrades in liquidity, financial strength and credit ratings; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets;

•

changes in tax rates or tax laws, or changes in accounting and reporting standards (including new accounting guidance the company adopted on January 1, 2023 related to long-duration insurance contracts);

•	litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;

•

the company’s inability to achieve anticipated business performance and financial results from CareScout and its senior care growth initiatives through fee-based services, advice, consulting and other products and services;

•	the inability to retain, attract and motivate qualified employees or senior management;

•

the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine and the Hamas attack on Israel and ensuing response), a public health emergency, including pandemics, or climate change;

•

the inability to effectively manage information technology systems, cyber incidents or other failures, disruptions or security breaches to the company or its third-party vendors such as the MOVEit cybersecurity incident; and

•	other factors described in the risk factors contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 28, 2023.

The company provides additional information regarding these risks and uncertainties in its Annual Report on Form 10-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Accordingly, for the foregoing reasons, the company cautions you against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

			Three months
	Three months ended		ended
	September 30,		June 30,
	2023	2022	2023
Revenues:
Premiums	$915	$929	$902
Net investment income	801	808	785
Net investment gains (losses)	(43)	(58)	39
Policy fees and other income	158	169	166

Total revenues	1,831	1,848	1,892

Benefits and expenses:
Benefits and other changes in policy reserves	1,199	1,159	1,175
Liability remeasurement (gains) losses	116	17	70
Changes in fair value of market risk benefits and associated hedges	(24)	(27)	(19)
Interest credited	127	128	126
Acquisition and operating expenses, net of deferrals	228	245	226
Amortization of deferred acquisition costs and intangibles	65	80	64
Interest expense	30	26	29

Total benefits and expenses	1,741	1,628	1,671

Income from continuing operations before income taxes	90	220	221
Provision for income taxes	30	54	55

Income from continuing operations	60	166	166
Income from discontinued operations, net of taxes	—	5	2

Net income	60	171	168
Less: net income from continuing operations attributable to noncontrolling interests	31	35	31
Less: net income from discontinued operations attributable to noncontrolling interests	—	—	—

Net income available to Genworth Financial, Inc.’s common stockholders	$29	$136	$137

Net income available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$29	$131	$135
Income from discontinued operations available to Genworth Financial, Inc.’s common stockholders	—	5	2

Net income available to Genworth Financial, Inc.’s common stockholders	$29	$136	$137

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.06	$0.26	$0.28

Diluted	$0.06	$0.26	$0.28

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.06	$0.27	$0.29

Diluted	$0.06	$0.27	$0.29

Weighted-average common shares outstanding:
Basic	460.5	503.8	473.2

Diluted	466.0	509.3	478.1

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three		Three
	months ended		months ended
	September 30,		June 30,
	2023	2022	2023
Net income available to Genworth Financial, Inc.’s common stockholders	$29	$136	$137
Add: net income from continuing operations attributable to noncontrolling interests	31	35	31
Add: net income from discontinued operations attributable to noncontrolling interests	—	—	—

Net income	60	171	168
Less: income from discontinued operations, net of taxes	—	5	2

Income from continuing operations	60	166	166
Less: net income from continuing operations attributable to noncontrolling interests	31	35	31

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	29	131	135
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[12]	43	58	(41)
Changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges[13]	(26)	(32)	(23)
(Gains) losses on early extinguishment of debt	—	3	—
Expenses related to restructuring	—	—	1
Pension plan termination costs	—	6	—
Taxes on adjustments	(4)	(8)	13

Adjusted operating income	$42	$158	$85

Adjusted operating income (loss):
Enact segment	$134	$156	$146
Long-Term Care Insurance segment	(71)	26	(43)
Life and Annuities segment:
Life Insurance	(25)	(28)	(17)
Fixed Annuities	17	15	10
Variable Annuities	5	7	9

Total Life and Annuities segment	(3)	(6)	2

Corporate and Other	(18)	(18)	(20)

Adjusted operating income	$42	$158	$85

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.06	$0.27	$0.29

Diluted	$0.06	$0.27	$0.29

Adjusted operating income per share:
Basic	$0.09	$0.31	$0.18

Diluted	$0.09	$0.31	$0.18

Weighted-average common shares outstanding:
Basic	460.5	503.8	473.2

Diluted	466.0	509.3	478.1

[12]	Net investment (gains) losses were adjusted for the portion attributable to noncontrolling interests of $2 million for the three months ended June 30, 2023.
[13]

Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(2) million and $(5) million for the three months ended September 30, 2023 and 2022, respectively, and $(4) million for the three months June 30, 2023.